EXHIBIT 3.3


                           KATTEN MUCHIN ROSENMAN LLP
                               575 Madison Avenue
                                New York NY 10022

                                  March 9, 2006

Van Kampen Unit Trusts, Series 556
c/o The Bank of New York, As Trustee
2 Hanson Place, 12th Floor
Brooklyn, NY 11217

Ladies and Gentlemen:

                  We have acted as counsel for The Bank of New York, as trustee (the "Trustee") for the Van Kampen Unit Trusts, Series 556 (the "Fund"), for purposes of determining the applicability of certain New York taxes under the circumstances hereinafter described. The Fund will consist of Cohen & Steers Master Municipal Income Portfolio - New York Series 3 (the "New York Trust"), Cohen & Steers Master Municipal Income Portfolio - National Series 4, and Cohen & Steers Master Municipal Income Portfolio - California Series 3, each a unit investment trust (a "Trust").

                  The Fund is being formed pursuant to a Trust Agreement (the "Indenture"), dated as of the date hereof (the "Date of Deposit"), among Van Kampen Funds Inc., as depositor (the "Depositor"), Cohen & Steers Capital Management, Inc., as supervisor for the Trusts (the "Supervisory Servicer"), and the Trustee. (All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture.) The objectives of each Trust are as described in the prospectus relating to the Fund being filed on or about the date hereof as an amendment to the registration statement (File 333-130728) heretofore filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (respectively, the "Prospectus" and the "Registration Statement").

                  The assets of each Trust will consist of a portfolio of closed-end investment companies (the "Securities"), as more fully set forth in the Indenture and the Prospectus, that are taxable as regulated investment companies ("RICs") for federal income tax purposes. With your permission, we have assumed that each RIC in which the New York Trust holds shares will qualify as a RIC for federal income tax purposes and will satisfy the federal income tax conditions that will enable the RIC's distributions of tax-exempt interest to qualify as exempt-interest dividends to the RIC's shareholders.

                  On the Date of Deposit, the Depositor will deposit with the Trustee with respect to each Trust, the Securities and/or contracts and cash for the purchase of the Securities together with an irrevocable letter of credit in the amount required for the purchases as more fully set forth in the Prospectus. Upon receipt thereof, the Trustee will deliver to the Depositor a registered certificate for the total number of units of each Trust ("Units") representing the entire capital of the Trust as more fully set forth in the Prospectus.

                  The Trustee did not participate in the selection of the Securities to be deposited in the Trusts. The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with principal and interest payments and the proceeds from the disposition of Securities held by the Trusts, and distributing such payments and proceeds to the Unit holders. The Trustee will also maintain records of the registered holders of Units in the Fund and administer the redemption of Units by such holders, and may also perform certain administrative functions with respect to a certain reinvestment option.

                  Generally, Securities held in a Trust may be removed therefrom by the Trustee only at the direction of the Depositor upon the occurrence of certain specified events, such as a default by an issuer. Prior to the termination of the Fund, the Trustee also is empowered to sell Securities designated by the Supervisory Servicer but only for the purpose of redeeming Units and paying expenses for which funds are not otherwise available.

                  As special counsel for the Trustee, we have examined such pertinent records, documents and matters of law as we have deemed necessary, including, but not limited to, the Indenture, the Prospectus and the Closing Memorandum dated the date hereof (the "Closing Memorandum"), which includes certain representations by the Depositor and the Trustee with respect to which representations we have no independent knowledge and have done no independent investigation, but as to which we have no reason to believe that they are incorrect. Such representations include, without limitation, that: each Trust will acquire and hold the Securities solely for the account of the Unit holders; the activities of each Trust will consist of the investment of funds in the Securities, the collection of the income and proceeds from such investments, and the incidental replacement of Securities and reinvestment of proceeds under limited and specified circumstances; and the Trusts have not and will not (A) establish an office, (B) hire employees, or (C) conduct any acts not permitted by the Indenture.

                  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have further assumed that each of the parties to each of the documents has and will fully comply with all of its obligations thereunder without amendment or waiver, that there are no, and will not be any, arrangements, understandings or agreements among any of the parties other than those expressly set forth in the transaction documents, and that the parties to the transaction documents and the Unit holders, respectively, will report the tax consequences of the transactions described or referenced herein consistent with our conclusions set forth below.

                  By letter dated today, Chapman and Cutler LLP, counsel for the Depositor, has rendered its opinion concerning certain matters of federal income tax law relating to the Trusts and the Unit holders (the "Federal Income Tax Opinion"), including that each Trust will be governed by the provisions of subpart E of subchapter J (relating to trusts) of the Internal Revenue Code of 1986, as amended (the "Code").

                  Based upon the Federal Income Tax Opinion, upon which we expressly rely without independent investigation, and existing laws of the State of New York and The City of New York, administrative interpretations thereof and court decisions as of the date hereof, assuming the accuracy of the representations set forth in the Closing Memorandum and the assumptions set forth herein on the date hereof as well as the continuing accuracy of such representations and assumptions, and subject to the assumptions and limitations set forth in the Federal Income Tax Opinion, we are of the opinion that: (i) the Trusts will not be subject to the New York State franchise tax imposed by
Article 9-A of the New York State Tax Law; (ii) the Trusts will not be subject to the New York State personal income tax imposed by Article 22 of the New York State Tax Law; (iii) the Trusts will not be subject to the unincorporated business tax imposed by Section 11-503 of the Administrative Code of The City of New York (the "Administrative Code"); (iv) the Trusts will not be subject to the general corporation tax imposed by The City of New York under Section 11-603 of the Administrative Code; (v) the Trusts will not be subject to the personal income tax imposed by The City of New York under Section 11-1701 of the Administrative Code; (vi) for purposes of the personal income tax imposed by New York State and The City of New York, respectively, the income of the Trusts will pass through to Unit holders, and Unit holders who are resident individuals of New York State and City will not be subject to such personal income taxes on their proportionate share of exempt-interest dividends received by the New York Trust that are attributable to interest on any debt obligation issued by New York State (or a political subdivision thereof), the Government of Puerto Rico (or a political subdivision thereof) or the Government of Guam (or by its authority); (vii) Unit holders who are resident individuals of New York State and New York City will recognize gain or loss, if any, for New York State and New York City personal income tax purposes if the Trustee disposes of any RIC shares (whether by redemption, sale or otherwise), to the extent that such disposition results in a recognized gain or loss to such Unit holders for federal income tax purposes; (viii) Unit holders who are resident individuals of New York State and New York City will recognize gain or loss, if any, for New York State and New York City personal income tax purposes if the Unit holder disposes of any Units (whether by redemption, sale or otherwise), to the extent that such disposition results in a recognized gain or loss to such Unit holder for federal income tax purposes; (ix) distributions by the New York Trust of the proceeds of exempt-interest dividends described in clause (vi) above will retain their tax-exempt status when distributed by the New York Trust to a Unit holder who is a resident individual of New York State and New York City; and (x) for purposes of the New York State personal income tax imposed by Article 22 of the New York State Tax Law, income of the Trusts passed through to a nonresident Unit holder will not be treated as New York-source income provided such holder's units are not property employed in a business, trade, profession or occupation carried on in New York.

                  You should be aware that no definitive judicial or administrative authority exists relating to certain of the matters addressed above, no ruling has been sought from any taxing authority of the State of New York or The City of New York and our opinion is not binding on any such taxing authority or the courts. Our opinion represents our legal judgment based upon our review of the law and the facts that we deemed relevant to rendering such opinion, but our opinion is not a guarantee of a result. Any change in applicable laws or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the continuing validity of the conclusions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

                  No opinion is expressed herein regarding the federal income tax aspects (including as to whether interest earned on any of the Securities is excludable from federal gross income) or any other state or local tax aspects of the Trusts, the Securities or the Units. No opinion is expressed with respect to the taxation of the Trusts, the Securities or the Unit holders under any provisions of New York State or New York City tax law except for the conclusions set forth above.

                  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                                                Very truly yours,

                                                By/s/ KATTEN MUCHIN ROSENMAN LLP
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                                                      KATTEN MUCHIN ROSENMAN LLP
                                                      A Partner